UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) March 17, 2010
LODGENET INTERACTIVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (605) 988-1000
n/a

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events
     On March 16, 2010, the Company entered into a purchase agreement (the “Purchase Agreement”) with Craig-Hallum Capital Group LLC (the “Underwriter”). Pursuant to the Purchase Agreement, the Company agreed to sell and the Underwriter agreed to purchase for resale to the public (the “Public Offering”), subject to the terms and conditions expressed therein, 2,160,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a price per share of $6.00 to the public, less an underwriting discount of $0.36 per share. The Underwriter also has an option to purchase up to 324,000 additional shares of Common Stock at the same price per share to cover over-allotments. The Public Offering is expected to close on March 22, 2010. The form of the Purchase Agreement is filed herewith as Exhibit 1.1 and is incorporated by reference herein.
     The Company intends to use 50% of the net proceeds from the offering to accelerate deployment of its new high-definition interactive system into select hotels; the Company is required to apply 50% of the net proceeds against its Bank Credit Facility.
     The Common Stock to be sold pursuant to the Purchase Agreement was registered pursuant to an effective shelf Registration Statement on Form S-3 (Registration No. 333-164339) that the Company filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, on January 14, 2010.
     In connection with the Company filing with the SEC a definitive prospectus supplement, dated March 17, 2010, and a prospectus, dated February 11, 2010, relating to the Public Offering described above, the Company is filing as an exhibit to this Current Report an opinion and consent of Leonard, Street and Deinard Professional Association, legal counsel to the Company, issued to the Company as to the validity of the shares of Common Stock being offered in the Public Offering.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits
1.1	Form of Purchase Agreement, dated March 16, 2010, between LodgeNet Interactive Corporation and Craig-Hallum Capital Group LLC.

5.1	Opinion of Leonard, Street and Deinard Professional Association, dated March 17, 2010.

23.1	Consent of Leonard, Street and Deinard Professional Association (contained in Exhibit 5.1 hereto).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2010	By	/s/ James G. Naro
James G. Naro
		Its	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer